Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-160518 and Form S-8 No. 333-152637) and related Prospectuses of Xinyuan Real Estate Co., Ltd. of our reports dated September 25, 2009, with respect to the consolidated financial statements of Xinyuan Real Estate Co., Ltd. and the effectiveness of internal control over financial reporting of Xinyuan Real Estate Co., Ltd., and of our report dated June 26, 2009, except for Note 12, as to which the date is September 25, 2009, with respect to the consolidated financial statements of Zhengzhou Jiantou Xinyuan Real Estate Co., Ltd. included in this Amendment No. 1 to Annual Report (Form 20-F) for the year ended December 31, 2008.

Shanghai, The People’s Republic of China

September 25, 2009